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As filed with the Securities and Exchange Commission on May 16, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYMER, INC.
(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	33-0175463 (I.R.S. Employer Identification No.)

16750 Via Del Campo Court
San Diego, California 92127
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nancy J. Baker
Senior Vice President and Chief Financial Officer
Cymer, Inc.
16750 Via Del Campo Court
San Diego, California 92127
(858) 385-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Bradley Peck, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121
(858) 550-6000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

3 1/2% Convertible Subordinated Notes Due 2009	$250,000,000	100%	$250,000,000	$23,000

Common Stock, par value $.001 (including associated Preferred Share Purchase Rights(2)	5,000,000 shares(2)	(3)	(3)	(3)

(1)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(i) under the Securities Act of 1933, as amended and exclusive of accrued interest, if any.
(2)
Represents shares of common stock issuable upon conversion of the notes at an initial conversion price of $50.00 per share. Pursuant to Rule 416 under the Securities Act of 1933 we are also registering an indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions of the notes.
(3)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 16, 2002

PROSPECTUS

CYMER, INC.

$250,000,000

3 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2009
AND SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION OF THE NOTES

        We issued the notes in a private placement in February 2002. This prospectus will be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

        We will pay interest on the notes on February 15 and August 15 of each year, commencing August 15, 2002. The notes will mature on February 15, 2009, unless earlier converted or redeemed. The notes are subordinated to our existing and future indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

        The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at an initial conversion price of $50.00 per share, subject to adjustment. This is equivalent to a conversion rate of 20 shares per $1,000 principal amount of notes.

        We may redeem some or all of the notes at any time on or after February 20, 2005 at the prices set forth in this prospectus. We may also redeem the notes before February 20, 2005 if the price of our common stock reaches certain levels. Holders may also require us to repurchase the notes upon a change in control.

        Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system or any securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol "CYMI". On May 13, 2002, the last reported sale price of the common stock was $47.05 per share.

        The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions. We are responsible for the payment of other expenses incident to the registration of the securities.

        Investing in the notes or the common stock issuable upon their conversion involves a high degree of risk. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2002.

        This prospectus is part of a registration statement (registration no. 333-            ) that we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. The selling securityholders are offering to sell, and seeking offers to buy, the notes and the shares of our common stock issuable upon conversion of the notes only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only on the date of this prospectus, no matter when this prospectus is delivered to you or when the notes or shares of common stock are offered or sold.

        When used in this prospectus, the terms "Cymer," "we," "our" and "us" refer to Cymer, Inc. and its consolidated subsidiaries, unless otherwise specified.

i

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy this information at the SEC's Public Reference Section located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. You can also inspect reports, proxy statements and other information about us at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W, Washington, D.C. 20006.

        The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any such information so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

        We incorporate by reference the documents listed below except to the extent information in those documents is different from the information contained in this prospectus and all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of securities by this prospectus is completed:

  •
  Annual Report on Form 10-K for fiscal year ended December 31, 2001;

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  Current Report on Form 8-K, filed with the SEC on February 14, 2002;

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  Current Report on Form 8-K, filed with the SEC on February 15, 2002;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

  •
  The description of our common stock as set forth in our Registration Statements on Form 8-A and Form 8-A/A, filed on September 6, 1996 and October 24, 1997, respectively.

        You may request a copy of these filings at no cost, by calling our Investor Relations department at (858) 385-6591 or writing us at the following address:

Cymer, Inc.
16750 Via Del Campo Court
San Diego, CA 92127
(858) 385-6591
Attn: Investor Relations

ii

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference in this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "potential," "project," "continuing," "ongoing," "expect," "believe," "intend" and similar expressions. These forward-looking statements include statements that relate to:

  •
  future financial performance;

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  manufacturing activities and continuing relationships with third-party manufacturers;

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  service and support levels;

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  product development, demand, acceptance, sales and market share;

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  competitiveness;

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  gross margins;

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  research and development;

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  other operating expenses;

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  our plans and objectives for our operations; and

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  the sufficiency of our financial resources to support our operations and capital expenditures.

        These statements are based on our current expectations and involve known and unknown risks and uncertainties that may cause our results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed in or implied by the forward-looking statements. We urge you to consider carefully cautionary statements described in "Risk Factors" beginning on page 4, which identify important factors that could cause actual results to differ materially from those in any forward-looking statement.

        You are cautioned not to rely on these forward-looking statements, which speak only as of the date of this prospectus and of information currently and reasonably known. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this prospectus or to reflect the occurrence or effect of anticipated or unanticipated events.

iii

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the risks of investing discussed under "Risk Factors," beginning on page 4, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

Cymer, Inc.

        We are the world's leading supplier of excimer laser light sources, the essential light source for deep ultraviolet, or DUV, photolithography systems. DUV photolithography is a key enabling technology that has allowed the semiconductor industry to meet the exact specifications and manufacturing requirements for volume production of today's most advanced semiconductor chips. Our lasers are incorporated into step-and-repeat and step-and-scan photolithography systems for use in the manufacture of semiconductors with critical feature sizes below 0.35 microns. Our excimer lasers constitute a substantial majority of all excimer lasers incorporated in DUV photolithography tools. Our products consist of photolithography light sources and replacement parts. We also maintain a worldwide service organization that supports our installed base of over 1,750 light sources. Our customers include all three manufacturers of DUV photolithography systems: ASM Lithography, Canon and Nikon. Photolithography systems incorporating our excimer lasers have been purchased by each of the world's 20 largest semiconductor manufacturers: Advanced Micro Devices, Agere, Fujitsu, Hitachi, IBM, Infineon, Intel, Matsushita, Micron, Mitsubishi, Motorola, NEC, Philips, Samsung, Sanyo, Sharp, Sony, ST Microelectronics, Texas Instruments, and Toshiba.

        Cymer is a Nevada corporation, incorporated on July 12, 1996. Cymer was originally incorporated in California in 1986 and reincorporated in Nevada in 1996. The mailing address for Cymer's headquarters is 16750 Via Del Campo Court, San Diego, California, 92127, telephone number: (858) 385-7300.

The Offering

        The following is a brief summary of some of the terms of the notes offered for resale by this prospectus. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Notes Offered	$250,000,000 principal amount of 3 1/2% Convertible Subordinated Notes due February 15, 2009.
Interest	The notes bear interest at an annual rate of 3 1/2%. Interest is payable on February 15 and August 15 of each year, beginning August 15, 2002.
Maturity Date	February 15, 2009.
Conversion Rights
The notes are convertible at any time prior to maturity into shares of our common stock at an initial conversion price of $50 per share, subject to certain adjustments. This is equivalent to a conversion rate of 20 shares per $1,000 principal amount of notes. Upon conversion, you will not receive any cash representing accrued interest other than in the case of a conversion in connection with a provisional redemption. See "Description of the Notes-Conversion of Notes."

Provisional Redemption
	We may redeem the notes, in whole or in part, at any time before February 20, 2005, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus the additional "make whole" payment described below if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the mailing of the provisional redemption notice, and (b) the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. Upon any provisional redemption, we will make an additional "make whole" payment in cash or common stock or a combination thereof with respect to the notes called for redemption in an amount equal to the aggregate amount of interest that would have been payable on the notes from the last day through which interest was paid, or February 15, 2002 if no interest was paid, through February 15, 2005. We will be obligated to make this additional "make whole" payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date. See "Description of the Notes- Provisional Redemption."
Optional Redemption
	We may redeem the notes on or after February 20, 2005 at the redemption prices set forth below, plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of the Notes—Optional Redemption by Cymer."
	Period	Redemption Price
	February 20, 2005 through February 14, 2006	101.750%
	February 15, 2006 through February 14, 2007	101.167%
	February 15, 2007 through February 14, 2008	100.583%
	February 15, 2008 and thereafter.	100.000%
Sinking Fund	None.

Purchase Option Upon Change in Control
Upon a change in control, you may require us to purchase your notes at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the purchase date. We may pay the purchase price in cash or, at our option but subject to certain conditions, in shares of our common stock or the common stock of our parent corporation, or a combination thereof. If we pay the purchase price in common stock, the common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the purchase date. We may not have sufficient funds to pay the purchase price for all duly tendered notes upon a change in control. In addition, certain of our debt agreements may prohibit the purchase of the notes upon a change in control and provide that a change in control constitutes an event of default under the agreement.
Subordination
The notes are general unsecured obligations of Cymer. The notes are subordinated in right of payment to all of our existing and future senior indebtedness. The notes are also effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of March 31, 2002, we had $200,000 that would constitute senior indebtedness for purposes of the indenture, while our subsidiaries had $14.3 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities) to which the notes would have been effectively subordinated. Neither we nor our subsidiaries are prohibited from incurring senior indebtedness or other debt under the indenture.
Use of Proceeds	We will not receive any of the proceeds of the resale of the notes by the selling securityholders or the common stock into which the notes may be converted.
Trading
Since their issuance, the notes have been eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. Notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system or any securities exchange, and we cannot assure you about the liquidity of or the development of any trading market for the notes. Our common stock is traded on The Nasdaq National Market under the symbol "CYMI."
Indenture and Trustee	We have issued the notes under an indenture, dated February 15, 2002 between State Street Bank and Trust Company of California, N.A., as trustee, and us.
Risk Factors
Investing in the notes or the common stock involves a high degree of risk. You should carefully consider the information under "Risk Factors" beginning on page 4 and the other information included in this prospectus before investing in the notes or the common stock.

RISK FACTORS

        Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. In deciding whether to purchase the notes and the common stock issuable upon conversion of the notes, you should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we make or incorporate by reference in this prospectus. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline.

Risks Related to the Business

Our revenues and operating results may fluctuate due to a variety of factors.

        Our revenues and operating results from quarter-to-quarter may fluctuate significantly due to many factors. These factors include:

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  demand for semiconductors in general and, in particular, for leading edge devices with smaller circuit geometries;

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  cyclicality in the market for semiconductor manufacturing equipment;

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  rates at which semiconductor device manufacturers take delivery of photolithography tools from our customers;

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  rates at which our customers take delivery of light sources from us;

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  timing and size of orders from our small base of customers;

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  mix of light source models, consumable and spare parts and service revenues in our total revenues;

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  utilization rates of light sources and sales for consumable and spare parts and services; and

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  foreign currency exchange rate fluctuations, principally with respect to the Japanese yen (in which sales by our Japanese subsidiary are denominated).

        Also, we have historically derived a large portion of our quarterly and annual revenues from selling a small number of light sources. Because we sell a small number of products, the precise time that we recognize revenue from an order may have a significant impact on our total revenue for a particular period. Our customers may cancel or reschedule orders with little or no penalty. Orders expected in one quarter could shift to another period due to changes in the anticipated timing of customers' purchase decisions or rescheduled delivery dates requested by our customers. Our operating results for a particular quarter or year may be adversely affected if our customers cancel or reschedule orders, or if we cannot fill orders in time due to unexpected delays in manufacturing, testing, shipping, and product acceptance.

        We manage our expense levels based, in large part, on expected future revenues. As a result, our expenses are relatively fixed for the short term, and if our actual revenue decreases below the level we expect, our operating results will be adversely affected.

Our business depends on the semiconductor equipment industry, which is volatile.

        We derive a substantial percentage of our revenues from photolithography tool manufacturers (our customers). Our customers depend in turn on the demand for their photolithography tool products from their customers, the semiconductor device manufacturers. The capital equipment expenditures of semiconductor manufacturers depend on the current and anticipated market demand for semiconductors and products using semiconductors.

        The semiconductor industry is cyclical in nature and historically has experienced periodic downturns and is currently in a significant downturn. This current downturn has had a severe effect on the demand for semiconductor manufacturing equipment, including photolithography tools that our customers produce. We have sized our operations in recent years in response to rapid changes in demand. Throughout 2001, semiconductor device manufacturers reduced their capital spending as demand for semiconductors decreased. Similarly, during 2001 we experienced reductions in consumable and spare parts purchases as semiconductor production levels dropped. If overall market conditions continue to deteriorate in the near term, our current operating levels may negatively impact our profitability. We believe that downturns in the semiconductor manufacturing industry will periodically occur, and result in periodic decreases in demand for all semiconductor manufacturing equipment, including photolithography tools our customers manufacture. As a result, fluctuating levels of investment by semiconductor device manufacturers and pricing volatility will continue to materially affect our aggregate bookings, revenues and operating results. Also, even during periods of reduced revenues we believe we must continue to invest in research and development and to maintain extensive ongoing worldwide customer service and support capabilities to remain competitive, which may temporarily harm our financial results. Accordingly, these downturns are likely to continue to adversely affect our business, financial condition and operating results and our operating results may fall below the expectations of public market analysts or investors in some future quarter or quarters. Such failure to meet operating result expectations would materially adversely affect the price of our common stock.

        Our customers try to manage their inventories and production requirements to appropriate levels that best reflect their expected sales to semiconductor device manufacturers. Market conditions in the industry and production efficiency of the photolithography tool manufacturers can cause our customers to expand or reduce their orders for new light source systems as they try to manage their inventories and production requirements to these levels. We continue to work with our customers to better understand these issues. However, we cannot guarantee that we will be successful in understanding our customers' inventory management and production requirements or that our customers will not build up an excess inventory of light source products. If our customers retain an excess inventory of light source products, our revenue could be reduced in future periods as the excess inventory is utilized, which would adversely affect our operating results, financial condition and cash flows.

We depend on the introduction of new products for our success, and we are subject to risks associated with rapid technological change.

        Rapid technological changes in semiconductor manufacturing processes subject us to increased pressure to develop technological advances enabling such processes. We believe that our future success depends in part upon our ability to develop, manufacture and timely introduce new light source products with improved capabilities and to continue to enhance our existing light source systems and process capabilities. Due to the risks inherent in transitioning to new products, we must forecast accurate demand for new products while managing the transition from older products.

        We believe that semiconductor device manufacturers are currently developing a capability to produce devices that are measured at .13 micron or less, and these efforts are driving the current demand for our light source products for DUV photolithography systems. After semiconductor device manufacturers have this capability, their demand for our light source products will depend on whether they want to expand their capacity to manufacture these devices. This will in turn depend on whether their sales forecasts and projected manufacturing process yields justify the necessary investments.

        Future technologies, such as EUV and scalpel processes, may render our excimer light source products obsolete. We must manage product transitions, as introduction of new products could adversely affect our sales of existing products. If new products are not introduced on time, or have reliability or quality problems, our performance may be impacted by reduced orders, higher manufacturing costs, delays in acceptance of and payment for new products, and additional service and warranty expenses. We may not be able to develop and introduce new products or enhancements to our existing products and processes in a timely or cost effective manner that satisfies customer needs or achieves market acceptance. Failure to develop and introduce these new products and enhancements could materially adversely affect our operating results, financial condition and cash flows.

        We expect to face significant competition from multiple current and future competitors. We believe that other companies are developing systems and products that are competitive to ours and are planning to introduce new products to this market, which may affect our ability to sell our new products. Furthermore, new products represent significant investments of our resources and their success, or lack thereof, could have a material effect on our financial results.

A significant percentage of our revenue is derived from sales to a few large customers, and if we are not able to retain these customers, or they reschedule, reduce or cancel orders, our revenues would be reduced and our financial results would suffer.

        Three large firms, ASM Lithography, Canon and Nikon dominate the photolithography tool business. Collectively, these three firms accounted for the following percentage of our total revenue during the periods indicated:

	Three months ended March 31,
	2001	2002
ASM Lithography	34%	38%
Canon	16	16
Nikon	32	19

Total	82%	73%

        We expect that sales of our light source products to these three customers will continue to account for a substantial majority of our revenue in the foreseeable future. None of our customers are obligated to purchase a minimum number of our products. The loss of any significant business from or production problems for any one of these three customers will have a material adverse effect on our business and financial condition. Sales to these customers may be affected by many factors, some of which are beyond our control. These factors include:

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  a change in a customer's competitive position in its industry;

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  a decision to purchase light sources from other suppliers; and

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  changes in economic conditions in the semiconductor or the photolithography tool industries.

A substantial percentage of our revenue is derived from the sale of a limited number of primary products.

        Our only product line is excimer laser light source systems, which include krypton fluoride, argon fluoride and fluorine systems, and we expect these primary products to continue to account for a large percentage of our revenues in the near term. Continued market acceptance of our primary products is, therefore, critical to our future success. The primary market for excimer laser light sources is in the use of deep ultraviolet photolithography equipment for manufacturing deep-submicron semiconductor devices using smaller circuit geometries. The demand for our products depends in part on the rate at which semiconductor device manufacturers further adopt excimer lasers as the chosen light source for their photolithography tools. Semiconductor manufacturers may choose not to adopt excimer lasers for a variety of reasons, including:

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  instability of photoresists used in advanced DUV photolithography; and

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  potential shortages of specialized materials used in DUV optics.

        We cannot guarantee that these factors can or will be overcome or that the demand for our excimer laser light source products will not be materially reduced. The demand for our light source products, and therefore our operating results, financial condition and cash flows, could be adversely affected by a number of factors, including:

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  a decline in demand for our customers' DUV photolithography tools;

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  a failure to achieve continued market acceptance of our products;

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  an improved version of products being offered by a competitor in the market we participate in;

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  technological change that we are unable to address with our products; and

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  a failure to release new enhanced versions of our products on a timely basis.

We must effectively manage changes in our business.

        In order to respond to the business cycles of the semiconductor industry, in the past few years we have sharply expanded and contracted the scope of our operations and the number of employees in many of our departments. As the semiconductor industry grows and contracts we will need to:

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  closely manage our domestic and international operations;

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  improve our process and other internal management systems;

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  improve our quality control, order fulfillment, field service and customer support capabilities;

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  quickly adapt to changing sales and marketing channels;

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  effectively manage our inventory levels; and

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  attract, train, retain and manage key technical personnel.

        If we fail to effectively manage changes in our business, our operating results, financial condition and cash flows would be adversely affected.

We depend on a few key suppliers for purchasing components and subassemblies that are included in our products.

        We purchase some of the components and subassemblies included in our light source products from a single supplier or a limited group of suppliers. For some of these components and subassemblies, including specific optical components used in our light sources, there are no alternative sources of supply. In addition, we outsource the manufacture of various subassemblies more often than in the past. Further, some of our suppliers have specialized in supplying equipment or manufacturing services to semiconductor equipment manufacturers and therefore have been adversely affected by the current industry downturn. If the current downturn continues for an extended period of time, these suppliers may not be able to continue to meet our requirements or respond quickly enough when the recovery begins. Due to the nature of our product development requirements, these key suppliers must rapidly advance their own technologies and production capabilities in order to support the introduction schedule of our new products. These suppliers may not be able to provide new modules and subassemblies when they are needed to satisfy our product schedule requirements. If we cannot purchase enough of these materials, components or subassemblies, or if these items do not meet our quality standards, there could be delays or reductions in our product shipments, which would have a material adverse effect on our operating results, financial condition and cash flows.

We face competition from two companies that have more resources available to them and may face competition from additional competitors who enter the market.

        We are currently aware of two significant competitors that sell laser light source systems for DUV photolithography applications. These competitors are:

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  Gigaphoton, a joint venture between two large companies, Komatsu and Ushio, which is headquartered in Japan; and

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  Lambda-Physik, a company headquartered in Germany.

        Both of these companies:

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  have parent companies larger than us; and

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  have access to greater financial, technical and other resources than we do.

        We believe that Gigaphoton and Lambda-Physik are aggressively trying to gain a larger market share in the excimer laser light source industry. We believe that our customers have purchased products from these two competitors and that our customers have approved these competitors' laser light sources for use with their products. We believe that Gigaphoton, in particular, has been approved by chipmakers in Japan and elsewhere for producing excimer laser light sources. Also, we believe that Lambda-Physik has been approved by chipmakers in the U.S. and Europe for producing excimer laser light source products.

        The market for excimer laser light sources is still small and immature. Larger competitors with substantially greater resources, such as other manufacturers of industrial light sources for advanced lithography, may attempt to sell competitive products to our customers. Potential competitors may also be attracted to our growing installed base of laser light sources and may attempt to supply consumable products and refurbished parts to that installed base. If any existing or future competitors gain market acceptance we could lose market share and our growth could slow or decline, which could have a material adverse effect on our operating results, financial condition and cash flows.

We depend on key personnel, especially management and technical personnel, who may be difficult to attract and retain in an expanding market.

        We are highly dependent on the services of many key employees in various areas, including:

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  engineering;

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  research and development;

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  sales and marketing; and

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  manufacturing.

        In particular, there are a limited number of experts in excimer laser technology, and we require highly-skilled hardware and software engineers. Competition for qualified personnel is intense and we cannot guarantee that we will be able to continue to attract and retain qualified personnel as needed. We have in the past experienced, and continue to experience, difficulty in hiring personnel, including experts in excimer laser technology. We do not have employment agreements with most of our employees. We believe that our future growth and operating results will depend on:

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  the continued services of our engineering, research and development, sales and marketing and manufacturing and service personnel;

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  our ability to attract, train and retain highly-skilled personnel in each of these areas; and

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  the ability of our personnel and key employees to continue to expand, train and manage our employee base.

        If we are unable to hire, train and retain key personnel as required, our operating results, financial condition and cash flows could be adversely affected.

Failure to maintain effectively our direct field service and support organization could have a material adverse effect on our business.

        We believe it is critical for us to provide quick and responsive service directly to the semiconductor device manufacturers throughout the world that use our light source products in their photolithography systems, and that it is essential to maintain our own personnel or trained third party resources to provide these services. Accordingly, we have an ongoing effort to develop our direct support system with locations in the United States, Japan, Europe, Korea, Singapore, Taiwan and Southeast Asia. This requires us to do the following:

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  recruit and train qualified field service personnel;

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  identify qualified independent firms; and

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  maintain effective and highly trained organizations that can provide service to our customers in various countries.

        We have experienced difficulties in training field service personnel. We might not be able to attract and train qualified personnel to maintain our direct support operations successfully. Further, we may incur significant costs in providing these support services. Failure to implement our direct support operation effectively could have a material adverse effect on our operating results, financial condition and cash flows.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights. These types of claims could seriously harm our business or require us to incur significant costs.

        We believe our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights.

        As of March 31, 2002, we owned 143 United States patents covering certain aspects of technology related to excimer lasers and piezo techniques. These patents will expire at various times during the period from January 2008 to June 2020. As of March 31, 2002, we also had applied for 97 additional patents in the United States. As of March 31, 2002, we owned 119 foreign patents and had filed 305 patent applications pending in various foreign countries.

        Our pending patent applications and any future applications might not be approved. Our patents might not provide us with a competitive advantage and may be challenged by third parties. In addition, third parties' patents might have an adverse effect on our ability to do business. As a result of cost constraints, we did not begin filing in Japan and other countries our patents for inventions covered by United States patents and patent applications until 1993. As a result we lost the right to seek foreign patent protection for some of our early inventions. Additionally, laws of some foreign countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States. Thus, the possibility of piracy of our technology and products are more likely in these countries. Further, third parties might independently develop similar products, duplicate our products or, design around patents that are granted to us.

        Other companies or persons may have filed or may file in the future patent applications that are similar or identical to ours. We may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("USPTO") in order for the patent office to determine the priority of inventions. The patent office may determine that these third party patent applications have priority over our patent applications. Loss of priority in these interference proceedings could result in substantial cost to us.

        We also rely on the following to protect our confidential information and our other intellectual property:

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  trade secret protection;

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  employee nondisclosure agreements;

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  third-party nondisclosure agreements; and

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  other intellectual property protection methods.

        However, we may not be successful in protecting our confidential information and intellectual property, particularly our trade secrets, because third parties may:

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  independently develop substantially the same proprietary information and techniques;

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  gain access to our trade secrets; or

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  disclose our technology.

The parties to whom we provide research and development services may dispute the ownership of the intellectual property that we develop performing these services.

        In the past, revenues from research and development arrangements with third parties have been used to pay for a portion of our own research and development expenses. We receive these revenues from government sponsored programs, customers and from SEMATECH, a research consortium, in connection with our designing and developing specific products. Currently, revenues from SEMATECH, photolithography tool manufacturers and semiconductor manufacturers are used to fund a small portion of our development expenses. In providing these research and development services to these manufacturers and SEMATECH, we try to make clear who owns the intellectual property that results from the research and development services we perform. However, disputes over the ownership or rights to use or market these intellectual property may arise between us and the photolithography tool manufacturers and SEMATECH. Any dispute over ownership of the intellectual property we develop could restrict our ability to market our products and have a material adverse effect on our business.

In the future, we may be subject to patent litigation to enforce patents issued to us and defend ourselves against claimed infringement by our competitors or any other third party.

        Third parties have notified us in the past, and may notify us in the future, that we are infringing their intellectual property rights. Also, we have notified third parties in the past, and may notify them in the future, that they may be infringing our intellectual property rights.

        Specifically, Komatsu has notified us that we may be infringing some of its Japanese patents. During our discussions with Komatsu, they also asserted that we or our Japanese manufacturing partner, Seiko, may be infringing on some of Komatsu's United States patents and a number of its additional Japanese patents. Komatsu has also notified one of our customers, Nikon, of its belief that our laser light sources infringe several of Komatsu's Japanese and U.S. patents. As a result, we started proceedings in the Japanese Patent Office to oppose certain patents and patent applications of Komatsu. The Japanese Patent Office has dismissed some of our opposition claims. Thus, litigation may result in connection with Komatsu's Japanese patents or U.S. patents. Also, Komatsu might claim that we infringe other or additional patents. Komatsu notified Seiko, our manufacturing partner, that it intends to enforce its rights against Seiko with respect to its Japanese patents if Seiko continues to engage in manufacturing activities for us. In connection with our manufacturing agreement with Seiko, we agree to pay Seiko under certain conditions for damages associated with these types of claims. Seiko may not prevail in any litigation against Komatsu, and therefore, we may be required to pay Seiko for such damages.

        We have notified our competitors and others of our United States patent portfolio. Specifically, we have notified Komatsu that they may be infringing on some of our U.S. patents. We have discussed with Komatsu our claims against each other. Komatsu challenged one of our U.S. patents in the USPTO. Also, Komatsu transferred its lithography laser business to one of our competitors, Gigaphoton. We also have had discussions with Lambda-Physik, another competitor, regarding allegations by each party against the other for possible patent infringement. Any of these discussions with our competitors may not be successful and litigation could result.

        In the future, patent litigation may result due to a claim of infringement by our competitors or any other third party or may be necessary to enforce patents issued to us. Any such litigation could result in substantial cost and diversion of effort by us, which would have an adverse effect on our business, financial condition and operating results. Furthermore, our customers and the end users of our products might assert other claims for indemnification that arise from infringement claims against them. If these assertions are successful, our business, financial condition and operating results may be materially affected. Instead of litigation, we may seek a license from third parties to use their intellectual property. However, we may not be able to obtain a license on reasonable terms. In the alternative, we may design around the third party's intellectual property right or we may challenge these claims in legal proceedings. Any adverse determination in a legal proceeding could result in one or more of the following, any of which could have a substantial adverse effect on our business, financial condition and operating results:

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  loss of our proprietary rights;

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  exposure to significant liabilities by other third parties;

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  requirement that we get a license from third parties on terms that are not favorable; or

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  restriction from manufacturing or selling our products.

        Any of these actions could be costly and would divert the efforts and attention of Cymer's management and technical personnel, which would materially adversely affect Cymer's business, financial condition and results of operations.

Trademark infringement claims against our registered and unregistered trademarks would be expensive and we may have to stop using such trademarks and pay damages.

        We registered the trademark "CYMER" in the United States and in some other countries. We are also trying to register additional trademarks in the United States in other countries, including the trademark "Insist on Cymer." We use these trademarks and many other marks in our advertisements and other business materials, which are distributed throughout the world. We may be subject to trademark infringement actions for using these marks and other marks on a worldwide basis and this would be costly to defend. If a trademark infringement action was successful, we would have to stop using the mark and possibly pay damages.

If Seiko discontinues producing our laser light sources in Japan due to patent infringement claims made by Komatsu, our ability to meet the demand for our product in Japan could be materially adversely affected.

        We have approved Seiko as a qualified manufacturer of our excimer laser light sources. Komatsu has told Seiko that certain aspects of our laser light sources may infringe Komatsu's Japanese patents. Further, Komatsu advised Seiko that it intends to enforce its rights under such Japanese patents against Seiko if Seiko continues to manufacture excimer laser light source products for us. In connection with our manufacturing agreement with Seiko, we have agreed to indemnify Seiko against any such claims under certain circumstances. To date, Komatsu has not initiated any such legal action. If Seiko stops manufacturing our laser light source products in Japan because of Komatsu's claims, our ability to manufacturer laser light sources that are in demand in such area could be materially and adversely affected.

Economic, political, regulatory and other events in geographic areas where we have significant sales or operations could interfere with our business.

        A large portion of our total revenues is derived from customers located outside of the United States, particularly in Asian countries. Our foreign customers accounted for 81% or more of our total revenue in each of the last three fiscal years.

        Because a significant majority of our principal customers are located in Asian countries, we expect our international sales to continue to account for a very large portion of our total revenues. In order to support our foreign customers, we must:

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  maintain subsidiaries located in Japan, Korea, Taiwan, Singapore and the Netherlands;

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  further develop our field service and support operations throughout the world; and

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  continue to work with Seiko as a contract manufacturer of our laser light source products in Japan.

        We may not be able to manage our operations to address and support our foreign customers effectively. Further, our investments in these types of activities may not make us competitive in the international market or we may not be able to meet the service and support levels required by our foreign customers.

        Additionally, we are subject to the risks inherent in doing business internationally, including:

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  unexpected changes in regulatory requirements;

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  fluctuations in exchange rates and currency controls;

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  political and economic conditions and instability;

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  imposition of trade barriers and restrictions, including changes in tariff and freight rates, foreign customs and duties;

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  difficulty in coordinating our management and operations in several different countries;

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  difficulties in staffing and managing foreign subsidiary and branch operations;

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  limited intellectual property protection in some countries;

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  potentially adverse tax consequences in some countries;

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  the possibility of accounts receivable collection difficulties;

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  in the case of Asia, the risk of business interruption and damage from earthquakes;

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  the effect of acts of terrorism and war; and

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  the burdens of complying with a variety of foreign laws.

        Many of our major customers and many of the semiconductor device manufacturers who use our laser light source products in their photolithography systems are located in Asia. Economic problems and currency fluctuations affecting these regions in Asia could create a larger risk for us. Further, even though it has not been difficult for us to comply with United States export controls, these export rules could change in the future and make it more difficult or impossible for us to export our products to many countries. Any of these vulnerabilities could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on air transport to conduct our business and disruption of domestic and international air transport systems could adversely affect our business.

        We depend on regular and reliable air transportation on a worldwide basis for many of our routine business functions. If civil aviation in the United States or abroad is disrupted by terrorist activities or security responses to the threat of terrorism or for any other reason, our business could be adversely affected in the following ways:

  •
  supplies of raw materials and components for the manufacture of our products or our customers' products may be disrupted;

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  we may not be able to deliver our products to our customers in a timely manner;

  •
  we may not be able to provide timely support of installed light sources for semiconductor device manufacturers; and

  •
  our sales and marketing efforts may be disrupted.

We are exposed to risks related to the fluctuations in the currency exchange rates for the Japanese yen.

        If we sell products to our Japanese subsidiary, the sale is denominated in U.S. dollars. If our Japanese subsidiary sells our products directly to customers in Japan, the sale is denominated in Japanese yen. Thus, our results of operations may fluctuate based on the changing value of the Japanese yen to the U.S. dollar. Our Japanese subsidiary manages its exposure to these fluctuations through foreign currency forward exchange contracts to hedge its purchase commitments. We will continue to monitor our exposure to these currency fluctuations, and, when appropriate, use hedging transactions to minimize the effect of these currency fluctuations. However, exchange rate fluctuations may still have a material adverse effect on our operating results. In the future, we may need to sell our products in other foreign currencies other than the Japanese yen and the management of more currency fluctuations will be more difficult and expose us to greater risks in this area.

We are subject to many standards and regulations of foreign governments and, even though we intend to comply, we may not always be in compliance with these rules, or we may be unable to design or redesign our products to comply with these rules.

        Many foreign government standards and regulations apply to our products. These standards and regulations are always being amended. Although we intend to meet all foreign standards and regulations, our products may not comply with these foreign government standards and regulations. Further, it might not be cost effective for us to redesign our products to comply with these foreign government standards and regulations. Our inability to design or redesign products to comply with foreign standards therefore could have a material adverse effect on our business.

Semiconductor device manufacturers' prolonged use of our products in high volume productions may not produce the results they desire and, as a result, our reputation and that of our customers who supply photolithography tools to the semiconductor manufacturers could be damaged in the semiconductor industry.

        Over time, our light source products may not meet semiconductor device manufacturers' production specifications or operating cost requirements after the light source is used for a long period in high volume production. If any semiconductor device manufacturer cannot successfully achieve or sustain their volume production using our light sources, our reputation could be damaged with the semiconductor device manufacturers and our customers who are the limited number of photolithography tool manufacturers. This would have a material adverse effect on our business.

We have in the past and may in the future acquire business that will involve numerous risks. We may not be able to address these risks successfully without substantial expense, delay or other operational and financial problems.

        The risks involved with acquiring a new company include the following:

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  diversion of management's attention and resources to integrate the new company;

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  failure to retain key personnel;

  •
  amortization of acquired definite-lived intangible assets and deferred compensation;

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  client dissatisfaction or performance problems with the acquired company;

  •
  the cost associated with acquisitions and the integration of acquired operations;

  •
  ability of the acquired companies to meet their financial projections; and

  •
  assumption of unknown liabilities or other unanticipated events or circumstances.

        Any of these risks could materially harm our business, financial condition and operating results. Further, any business that we acquire may not achieve anticipated revenues or operating results.

Our acquisition of ACX may not result in the benefits we anticipate.

        In February 2001, we completed our purchase of ACX (now referred to as Cymer Cambridge). Cymer Cambridge's technology addresses stability and motion control challenges that we believe will be important to the future of the photolithography tool industry. We purchased Cymer Cambridge with the expectation that the purchase would result in benefits to us, including:

  •
  expanding our product offerings into the field of adaptive precision motion diagnostics and control;

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  new product offerings and enhancements that use the ACX technology to solve stability and motion control challenges; and

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  Cymer Cambridge's products being successfully accepted by the semiconductor industry.

        We cannot guarantee that Cymer Cambridge can achieve anticipated revenues, or that the ACX technology will solve stability and motion control challenges which is important to the future semiconductor market. Any of these risks could materially harm our business and condition and results of operations. Further, we cannot guarantee that we can effectively develop or market the ACX technology, or the technology of any newly acquired businesses.

We must develop and manufacture enhancements to our existing products and introduce new products in order to continue to grow our business. We may not effectively manage our growth and integrate these new enhancements and products, which could materially harm our business.

        To continue to grow our business, our existing light source products and their process capabilities must be enhanced, and we must develop and manufacture new products to serve other semiconductor applications. We have entered into strategic agreements and acquired Cymer Cambridge in order to achieve these goals. We cannot guarantee that we will be able to manage our growth effectively. Nor can we guarantee that we will be able to accelerate the development of new enhancements to our existing products and create new products. Further, we may not be able to effectively integrate new products and applications into our current operations. Any of these risks could materially harm our business, financial condition and results of operations.

Our operations are subject to environmental and other government regulations that may expose us to liabilities for noncompliance.

        We are subject to federal, state and local regulations, such as regulations related to the environment, land use, public utility utilization and the fire code, in connection with the storage, handling, discharge and disposal of substances that we use in our manufacturing process and on our facilities that we lease. We believe that our activities comply with current government regulations that are applicable to our operations and current facilities. We may be required to purchase additional capital equipment or other requirements for our processes to comply with these government regulations in the future if they change. Further, these government regulations may restrict us from expanding our operations. Adopting measures to comply with changes in the government regulations, our failure to comply with environmental and land use regulations, or restrictions on our ability to discharge hazardous substances, could subject us to future liability or cause our manufacturing operations to be reduced or stopped.

Our products are subject to potential product liability claims if personal injury or death result.

        We are exposed to significant risks for product liability claims if personal injury or death results from the use of our products. We may experience material product liability losses in the future. We maintain insurance against product liability claims. However, our insurance coverage may not continue to be available on terms that we accept. This insurance coverage also may not adequately cover liabilities that we incur. Further, if our products are defective, we may be required to recall or redesign these products. A successful claim against us that exceeds our insurance coverage level, or any claim or product recall that results in adverse publicity against us, could have a material adverse effect on our business, financial condition and results of operations.

The price of our common stock has fluctuated and may continue to fluctuate widely.

        The price of our common stock has fluctuated in the past. The market price of our common stock will continue to be subject to significant fluctuations in the future in response to a variety of factors, including the risk factors contained in this report.

        Various factors may significantly affect the market price of our common stock, including:

  •
  the cyclical nature of the semiconductor industry;

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  actual or anticipated fluctuations in our operating results;

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  conditions and trends in the light source device and other technology industries;

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  announcements of innovations in technology;

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  new products offered by us or our competitors;

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  developments of patents or proprietary rights;

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  changes in financial estimates by securities analysts; and

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  general market conditions.

        In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies. Such fluctuations have in some cases been unrelated to the operating performance of these companies. Severe price fluctuations in a company's stock have frequently been followed by securities litigation. Any such litigation can result in substantial costs and a diversion of management's attention and resources and therefore could have a material adverse effect on Cymer's business, financial condition and results of operations.

We have implemented steps to protect our company from hostile takeovers.

        Nevada law and our articles of incorporation contain provisions that discourage a proxy contest and provisions that make an acquisition of a substantial block of our common stock more difficult. In addition, our board of directors is authorized to issue, without stockholder approval, shares of preferred stock. Shares of preferred stock may have voting, conversion and other rights and preferences that may be superior to those of the common stock and this could adversely affect the voting power or other rights of holders of common stock. Our board can use the issuance of the preferred stock or rights to purchase the preferred stock to discourage any unsolicited acquisition proposal or attempt.

Risks Related to the Notes

The notes are subordinated and there are no financial covenants in the indenture.

        The notes are general unsecured obligations of Cymer and are subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of certain payment defaults on our senior indebtedness or other specified defaults on our designated senior indebtedness.

        The notes also are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. We conduct a significant portion of our operations through subsidiaries. As of March 31, 2002, we had $200,000 of indebtedness or other liabilities that would constitute senior indebtedness for purposes of the indenture, while our subsidiaries had $14.3 million outstanding indebtedness or other liabilities (excluding intercompany liabilities) to which the notes would have been effectively subordinated.

        Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

We may be unable to meet the requirements under the indenture to purchase your notes upon a change in control.

        Upon a change in control, as defined in the indenture, you may require us to purchase all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Although we may elect, subject to certain conditions, to pay the purchase price for the notes using shares of our common stock, our credit facility and certain of our debt agreements provide that a change in control constitutes an event of default. Future credit agreements or other agreements relating to our indebtedness might contain similar default provisions and also prohibit the redemption or repurchase of the notes for cash or any other form of payment, including shares of our common stock. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A market may not develop for the notes.

        Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. However, the notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes on any other automated interdealer quotation system or any securities exchange. The initial purchasers of the notes, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, advised us when they purchased the notes that they intended to make a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the initial purchasers will be subject to the limits imposed by the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly. Even if an active trading market were to develop, the notes could still trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes trade at lower prices depends on many factors, including prevailing interest rates and the markets for similar securities, as well as the factors enumerated above that may contribute to the volatility of our common stock.

The price at which our common stock may be purchased on The Nasdaq National Market is currently lower than the conversion price of the notes and may remain lower in the future.

        Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on The Nasdaq National Market under the symbol "CYMI." On May 13, 2002, the last reported sales price of our common stock was $47.05 per share. The initial conversion price of the notes is $50 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

The notes may not be rated or may receive a lower rating than anticipated.

        We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock would be harmed.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        For the purpose of computing the ratio of earnings to fixed charges set forth below, earnings consists of pre-tax income from operations, fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense. For the periods indicated below, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table below. Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Years Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
	(unaudited)
Ratio of Earning to Fixed Charges	7.77x	1.11x	1.73x	7.95x	2.03x	5.19x	2.69x

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees other transferees receiving the notes or common stock from selling securityholders in non-sale transfers, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The notes and the underlying common stock may be sold in one or more transactions.

  •
  at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected in transactions, which may involve block transactions, in the following manner:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter-market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

        Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out short positions, short and deliver notes and underlying common stock to close out short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject (except when we decide to redeem the notes in accordance with the terms of the indenture), any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common stock into which the notes are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and common stock into which the notes are convertible be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

        Our outstanding common stock is listed for trading on the Nasdaq National Market. Since their initial issuance, the notes have been eligible for trading on the PORTAL markets of The Nasdaq Stock Market, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system or on any securities exchange. We cannot guarantee that any trading market will develop for the notes.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling securityholders have also agreed to comply with the prospectus delivery requirements of the Securities Act, if any.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Each selling securityholder has represented that it will not sell any notes or common stock pursuant to this prospectus except as described in this prospectus.

        If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock, except that the selling securityholders will pay all brokers' commissions and, in connection with an underwritten offering, underwriting discounts and commissions.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of February 15, 2002 between State Street Bank and Trust Company of California, N.A., as trustee, and us. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is filed as an exhibit to the registration statement that includes this prospectus.

        In this section of the prospectus, when we refer to "Cymer," "we," "our," or "us," we are referring to Cymer, Inc. and not any of our subsidiaries.

General

        The notes are general unsecured obligations of Cymer and are subordinate in right of payment as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." We issued $250 million aggregate principal amount. The notes are issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on February 15, 2009, unless earlier converted at your option, redeemed at our option or purchased by us at your option upon a change in control.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Cymer, except to the extent described under "Purchase of Notes at Your Option upon a Change in Control".

        The notes bear interest at the annual rate of 3 1/2% from February 15, 2002. Interest is payable on February 15 and August 15 of each year, beginning August 15, 2002, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are February 1 and August 1. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        We will maintain an office in the City of New York where the notes may be presented for registration of transfer or exchange, payment or conversion. This office is initially an affiliate of the trustee. Except under limited circumstances described under "Book-Entry, Delivery and Form", the notes are issued only in fully-registered book-entry form, without coupons, and are represented by one or more global notes. There are no service charges for any registration of transfer or exchange of the notes. We may require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        You have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $50 per share, subject to the adjustments described below. This is equivalent to a conversion rate of 20 shares per $1,000 principal amount of notes.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

        We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash for the fractional amount based upon the closing market price of our common stock on the last trading day prior to the date of conversion.

        If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase. If we default in the payment of the redemption price or purchase price, in which case, your conversion rights will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

  •
  dividends or distributions exclusively in cash referred to in clause (5) below; and

  •
  distribution of rights to all holders of common stock pursuant to the adoption of a shareholder rights plan;

  (5)
  the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender offer (within the meaning of the U.S. federal securities laws) by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment; and

  •
  all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment,

    exceeds an amount equal to 10% of our market capitalization at the close of business, New York City time, on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment; and

  •
  all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment,

    exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

        To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have been separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock" for a description of our existing rights plan. If we implement a new rights plan, we will be required under the indenture to provide that the holders of the notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our common stock; or

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of the notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to the occurrence of such event.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain United States Federal Income Tax Consequences."

        We may reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in our best interest. We must give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be aggregated with any subsequent adjustments to determine if they meet the one percent threshold. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of, premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all of our existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceeding, we will pay the holders of senior indebtedness in full in cash, or other payment satisfactory to the holders of senior indebtedness, before we pay the holders of the notes. If the notes are accelerated because of an event of default, we must pay the holders of senior indebtedness in full before we pay the note holders. The indenture requires that we promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

  •
  any other default of any designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or another person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default on senior indebtedness, upon the date on which the default is cured or waived or ceases to exist; and

  •
  in case of a nonpayment default on designated senior indebtedness, the earlier of the date on which the nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage for a nonpayment default may be commenced unless, in the case of the nonpayment default:

  •
  365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

        No nonpayment default on designated senior indebtedness that exists or continues on the date of delivery of any payment blockage notice will be the basis for a subsequent payment blockage notice unless such nonpayment default has been waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of, and shall be paid over to, the holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        The notes are unsecured and subordinated in right of payment to all our existing and future senior indebtedness. The notes are also effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

        A portion of our operations are and in the future may be conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, will depend upon the earnings of our subsidiaries. We may be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries may be contingent upon our subsidiaries' earnings, could be subject to contractual restrictions and are subject to statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. Were we a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of March 31, 2001, we had $200,000 of senior indebtedness outstanding and our subsidiaries had $14.3 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities). Neither we nor any of our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we or our subsidiaries incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional debt and other liabilities.

        We must pay reasonable compensation to the trustee. We indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments are senior to the claims of the note holders.

        The term "credit facility" means the Credit Agreement dated as of June 28, 2001 with Wells Fargo HSBC Trade Bank, National Association, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, any amendment increasing the amount of available borrowing thereunder) from time to time whether with the same or any other agent, lender or group of lenders.

        The term "designated senior indebtedness" means the credit facility, the guaranty and any particular senior indebtedness that expressly provides that such indebtedness shall be designated "designated senior indebtedness" for purposes of the indenture.

        The term "guaranty" means the Parent Guaranty dated as of October 30, 2001 made by us in favor of Wells Fargo HSBC Trade Bank, National Association pursuant to which we guarantee the obligations of our wholly owned subsidiary, Cymer Japan, Inc. under the Credit Agreement dated as of October 30, 2001 between Cymer Japan, Inc. and Wells Fargo HSBC Trade Bank, National Association.

        The term "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise:

  •
  for borrowed money, including:

  •
  overdrafts,

  •
  foreign exchange contracts,

  •
  currency exchange agreements,

  •
  interest rate protection agreements, and

  •
  loans or advances from banks or

    •
    evidenced by:

    •
    credit or loan agreements,

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    bonds,

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    debentures,

    •
    notes or

    •
    similar instruments,

    whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with obtaining materials or services,

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to:

  •
  letters of credit,

  •
  bank guarantees or

  •
  bankers' acceptances,

  (3)
  all of our obligations and other liabilities, contingent or otherwise, in respect of leases that must be accounted for as capitalized lease obligations on our balance sheet in conformity with U.S. generally accepted accounting principles,

  (4)
  all of our obligations and other liabilities, contingent or otherwise, as lessee under leases for facilities equipment, whether or not capitalized, and all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a:

  •
  purchase agreement,

  •
  conditional sale or other title retention agreement

    in connection with the lease of real property or improvements thereon, including so-called "synthetic leases," which provides that:

    •
    we are contractually obligated to purchase or cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with U.S. generally accepted accounting principles) or

    •
    pay an agreed upon residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or

    •
    cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor,

  (5)
  all of our obligations and other liabilities, contingent or otherwise, with respect to an:

  •
  interest rate or other swap, cap, floor or collar agreement or hedge agreement,

  •
  forward contract,

  •
  other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

  (6)
  all of our direct or indirect guarantees, agreements to be jointly liable or similar agreements by us in respect of indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5), and all of our obligations or liabilities, contingent or otherwise, to purchase or otherwise acquire or otherwise assure a creditor against loss in respect thereof,

  (7)
  any indebtedness or other obligations described in clauses (1) through (6) secured by any:

  •
  mortgage,

  •
  pledge,

  •
  lien or

  •
  other encumbrance

    existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us, and

  (8)
  any and all deferrals, renewals, extensions, refinancings, replacements and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (7).

        The term "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding (whether or not a claim for post-petition interest is allowed as a claim in the proceeding), rent, and all fees, costs, expenses and other amounts accrued or due on indebtedness, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the above. Senior indebtedness does not include:

  (1)
  indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes; and

  (2)
  any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to any of our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary.

Provisional Redemption

        Before February 20, 2005, we may redeem any portion of the notes at any time upon at least 20 but not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per note, plus the "make whole" payment described below, if:

  (1)
  the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption; and

  (2)
  the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

        If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to the aggregate amount of the interest that would have been payable on the notes from the last day through which interest was paid on the notes, or February 15, 2002 if no interest has been paid, through February 15, 2005. We must make these "make whole" payments on all notes called for redemption prior to February 20, 2005, including notes converted after the date we mailed the provisional redemption notice. The "make whole" payment for notes converted will not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in shares of our common stock or a combination of cash and stock if we satisfy certain conditions as described in the indenture. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in shares of our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the trading day prior to the redemption date. Because the sale price of shares of our common stock will be determined before the redemption date, if we specify that we will make payment of the redemption price in our common stock, holders of notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the redemption date.

Optional Redemption by Cymer

        Beginning February 20, 2005, we may redeem the notes, in whole or in part, on at least 20 but not more than 60 days, notice at the following redemption prices expressed as percentages of the principal amount:

Period	Redemption Price
February 20, 2005 through February 14, 2006	101.750%
February 15, 2006 through February 14, 2007	101.167%
February 15, 2007 through February 14, 2008	100.583%
February 15, 2008 and thereafter.	100.000%

If we redeem the notes under these circumstances, we will also pay all accrued interest up to, but not including the redemption date. If the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment will be payable to the holders of record on the relevant record date.

        If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option upon a Change in Control

        If any of the events that constitute a change of control, as described below, occurs, you may require us to purchase all or any part of your notes 35 business days after the occurrence of such event at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest on the notes up to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We may pay the purchase price, at our option, in cash or shares of our common stock or a combination of cash and common stock. If the change in control is a merger or consolidation and the notes become convertible into the common stock of our parent corporation, we may substitute shares of common stock of the parent corporation if that stock is quoted on The Nasdaq National Market or traded on a U.S. national securities exchange. Payments made in shares of stock will be valued at 97% of the average of the closing sales prices of the stock on The Nasdaq National Market or U.S. national securities exchange for the five trading days ending on the day prior to the purchase date. We may not pay the purchase price in stock unless we satisfy certain conditions described in the indenture prior to the purchase date.

        We will mail to the trustee and to each holder a written notice of the change in control within 15 business days after its occurrence. This notice will state the following:

  •
  the terms and conditions of the change in control;

  •
  the holders' right to require us to purchase the notes;

  •
  the purchase date;

  •
  the purchase price and whether it will be paid in cash, stock or a combination of both;

  •
  the procedures required for exercise of the purchase option;

  •
  the holders' right to convert the notes;

  •
  the name and address of the paying and conversion agents; and

  •
  the conversion price, including any adjustments to the conversion price.

        You must deliver written notice of your exercise of the purchase right to the paying agent prior to the close of business on the business day prior to the purchase date. Your written notice must specify the notes to be purchased. If you wish to withdraw your election, you must provide a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the purchase date.

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  we consolidate or merge with another person, or we transfer, sell or otherwise dispose of all or substantially all of our assets, or another person consolidates or merges with us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  the holders of our capital stock approve any plan for our liquidation or dissolution (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

  •
  in the case of a merger or consolidation, all of the consideration in the merger or consolidation, excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights, consists of common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and as a result of the transaction the notes become convertible solely into such common stock.

        For purposes of this change in control definition:

  •
  "person" and "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means all classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this term. As a result, we cannot assure you how a court would interpret this phrase under the applicable law if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by any means. The change in control purchase feature is not part of a plan by management to adopt anti-takeover provisions. The change in control purchase feature is a result of negotiations between the initial purchasers and us.

        We could enter into transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder of the notes. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service the notes and any other indebtedness.

        Some of our debt agreements may prohibit our redemption or purchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making the purchase. Our failure to purchase the notes when required will constitute an event of default under the indenture, whether or not purchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur, we may not have sufficient funds to pay the purchase price for the notes tendered by holders. Any future indebtedness we incur may provide that a change in control would result in an event of default and may also prohibit purchase of the notes in certain situations. Our future indebtedness may have similar change in control provisions that permit holders of the indebtedness to accelerate or require us to purchase the indebtedness upon the occurrence of events similar to a change in control. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance the indebtedness. If we do not obtain a consent or refinance the indebtedness, we could not purchase the notes. Our failure to purchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or any premium on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  we fail to perform any other covenant required of us in the indenture or the notes if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (5)
  any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the indenture; and

  (6)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (6) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (6) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered reasonable indemnity to the trustee. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after the notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with the request, within 60 days after the notice, request and offer.

        The above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        The holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal of or any premium or interest on any note when due;

  •
  we fail to convert any note into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to such officers' knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        The trustee and we may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. The holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture or the notes without notice to the note holders. No amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if the amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of or interest on any note;

  •
  reduce the principal amount of or any premium or interest on any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of or any premium or interest on any note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to the holders;

  •
  modify the subordination provisions in a manner materially adverse to the holders of the notes;

  •
  adversely affect the right of the holders to convert the notes other than as provided in the indenture;

  •
  reduce the percentage in aggregate principal amount of outstanding notes required to consent to a modification or amendment of the indenture;

  •
  reduce the percentage in aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        The trustee and we may amend, modify or supplement the indenture or the notes without notice to or the consent of the note holders to, among other things:

  •
  comply with the merger provisions described in the indenture;

  •
  comply with the provisions of the Trust Indenture Act;

  •
  appoint a successor trustee;

  •
  cure any ambiguity, defect or inconsistency; or

  •
  make any other change that does not materially adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate or merge with any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person unless:

  •
  the successor person is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default will have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        To the extent permitted by law, we may, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the destruction, theft or loss of the notes satisfactory to the trustee and us. In the case of a destroyed, stolen or lost note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        State Street Bank and Trust Company of California, N.A. is the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We issued the notes in the form of a global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, called "certificated securities," will be issued only in the limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, called "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, called the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts credited were designated by the initial purchasers. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those beneficial interests may be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take the action, and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, or any premium and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. We expect that DTC or its nominee, upon receipt of any payment of principal of, or any premium or interest (including additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the global security owning through the participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of information concerning our capital stock, and a brief description of provisions contained in our articles of incorporation, bylaws and our rights plan. The summaries and descriptions below do not purport to be complete statements of these provisions and are entirely qualified by these documents, which you must read for complete information on our capital stock.

        Our authorized capital stock currently consists of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. Our board of directors has approved, subject to stockholder approval, an increase in the number of our authorized shares of common stock to 100,000,000. At our 2002 annual stockholders meeting, to be held on May 23, 2002, our stockholders will vote on this proposed increase in authorized shares.

Common Stock

        As of May 13, 2002, approximately 33,944,429 shares of our common stock were outstanding. Our common stock is listed on The Nasdaq National Market under the symbol "CYMI." Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably any dividends lawfully declared from time to time by our board of directors. In the event of a liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior rights of any preferred stock then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable, and the shares of our common stock to be issued upon conversion of the notes in accordance with the terms thereof will be fully paid and non-assessable.

Preferred Stock

        Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. On May 14, 1998 our board of directors filed a certificate of designation with the Nevada Secretary of State creating a series of 100,000 shares of preferred stock designated as Series A Participating Preferred Stock to be issued in connection with the rights plan upon the occurrence of a triggering event, as discussed more fully below. To date, no shares of this series have been issued. Our issuance of preferred stock may have the effect of decreasing the market price of our common stock.

        There are no shares of preferred stock outstanding currently. We have no plans to issue any of the preferred stock.

Warrants

        As of May 13, 2002 we had warrants outstanding to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $31.43 per share. These warrants terminate in May 2006 and provide for certain anti-dilution adjustments. The warrants may be exercised pursuant to a "cashless exercise" procedure in which the warrant holder may, in lieu of paying the exercise price in cash, exchange the warrant for a number of shares of common stock determined in accordance with a formula based on the market value of our stock at the time of exercise.

Rights Plan

        Our board of directors adopted a rights plan in February 1998. In the event of hostile takeover attempts, including the accumulation of shares in the open market or through private transactions, the rights plan enhances the ability of our board of directors to negotiate with a potential acquirer for a fair price to all of the stockholders. Under our rights plan, rights were distributed as a dividend at the rate of one right (a "Cymer right") for each share of common stock held by stockholders of record as of the close of business on March 2, 1998. After March 2, 1998, each holder of shares of common stock is entitled to a Cymer right in respect of each share held by the stockholder. The Cymer rights will expire on February 13, 2008. Under our rights plan, each Cymer right initially entitles stockholders to buy one one-thousandth of a share of preferred stock for $100, subject to subsequent adjustment. The Cymer rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of our common stock or commences a tender or exchange offer upon consummation of which the person or group would beneficially own 15% or more of our common stock.

        If any person becomes the beneficial owner of 15% or more of our common stock, other than pursuant to a tender offer for all outstanding shares approved by a majority of our directors not affiliated with the person, then each Cymer right not owned by the acquiring person or related parties will entitle its holder to purchase, at the Cymer right's then current exercise price, shares of our common stock having a value of twice the Cymer right's then current exercise price (or, in certain circumstances as determined by our board of directors, cash, other property or other securities in lieu of purchasing preferred shares). If after any person has become a 15% stockholder, we are involved in a merger or other business combination transaction with another person in which we are not the surviving entity or in which our common stock is changed or exchanged, or if we sell 50% or more of our assets or earning power to another person, each Cymer right will entitle its holder to purchase, at the Cymer right's then current exercise price, shares of common stock of the other person having a value of twice the Cymer right's then current exercise price.

        Prior to their expiration, we are generally entitled to redeem the Cymer rights at $0.01 per Cymer right at any time prior to a public announcement that a 15% position has been acquired.

Nevada Anti-Takeover Statutes

        Sections 78.411 through 78.444, inclusive (the "Combinations Statutes"), of the Nevada Revised Statutes generally prohibit a Nevada corporation with 200 or more stockholders of record from engaging in certain "combinations" with an "interested stockholder," for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved in the manner prescribed in the Nevada Revised Statutes. The purpose of the Combination Statutes is to ensure that management and stockholders of a Nevada corporation are involved in any potential and material changes to the corporate ownership structure. For purposes of the Combination Statutes, an interested stockholder generally is (i) a person or group that owns 10% or more of a corporation's outstanding voting securities, or (ii) an affiliate or associate of the corporation that at any time during the past three years was the owner of 10% or more of the corporation's then outstanding voting securities. In the event we desired to engage in a combination with an interested stockholder, we would be required to comply with the provisions of the Combinations Statutes.

        Sections 78.378 through 78.3793, inclusive (the "Controlling Interest Statutes"), of the Nevada Revised Statutes govern acquisitions of a controlling interest of certain publicly held Nevada corporations. The purpose of the Controlling Interest Statutes, like the Combinations Statutes, is to statutorily provide management a measure of involvement in connection with potential changes of control. The Controlling Interest Statutes require any person desiring to acquire control of a corporation to follow certain formalities prior to any such acquisition or forfeit voting rights. The Controlling Interest Statutes, however, only apply to "issuing corporations" and only to certain types of "acquisitions," as those terms are defined in the Nevada Revised Statutes. An issuing corporation is a corporation organized in Nevada that (i) has at least 200 stockholders of record, at least 100 of whom are residents of Nevada, and (ii) does business in Nevada. Although the Company has more than 200 stockholders of record, less than 100 are residents of Nevada and we do not do business in Nevada. As a result, the Company is not an issuing corporation for purposes of the Controlling Interest Statutes and was not subject to its restrictions prior to this offering.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services L.L.C., Securities Transfer Services, P.O. Box 3312, South Hackensack, New Jersey 07606.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. While the information provided below is based on existing authorities, these authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below, and we have not sought any ruling from the IRS with respect to the statements made or the conclusions reached.

        Except as specifically discussed below, this summary generally applies only to "U.S. Holders" that hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations, partnerships (unless the Treasury Regulations provide otherwise) or other entities organized under the laws of the United States or any state. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or if they validly elect to be treated as U.S. persons. An estate is considered a U.S. Holder if its income, regardless of source, is subject to U.S. federal income taxation. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders").

        This summary describes some, but not all, of these special rules. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, such as:

  •
  banks or other financial institutions;

  •
  holders subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  expatriates;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  dealers in securities, commodities or currencies;

  •
  persons who hold notes or common stock through a partnership or other pass through entity;

  •
  holders whose "functional currency" is not the U.S. dollar;

  •
  persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

  •
  persons deemed to sell notes or common stock under the constructive sale provisions of the Internal Revenue Code.

        This summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies.

        In certain circumstances, investors in our notes could receive payments in excess of principal or stated interest. First, if we call the notes for provisional redemption, investors would be entitled to a "make whole" payment in excess of stated principal and interest, either upon the redemption or upon a conversion of the notes after they are called for redemption but before they are actually redeemed. Second, if, upon a change of control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price in shares of our common stock, the value of the stock could exceed the principal amount of the notes and accrued and unpaid interest.

        We do not believe that the notes should be treated as contingent debt instruments because of these additional payments. For purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Because of the lack of authority on point, the tax consequences of the additional payments are uncertain. The notes could be treated as contingent debt instruments, with the consequences described above. If the notes are not treated as contingent debt instruments, so that the potential receipt of the additional payments does not affect the accrual of interest, the holders could still be required to recognize income or gain upon receipt of a contingent payment. In general, a premium paid in cash on a redemption of the notes would probably be treated as capital gain in accordance with the rules described in the following paragraph.

Sale, Exchange or Redemption of the Notes

        Except as set forth below under "Conversion of the Notes" and "Market Discount," a U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange of a note (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control). The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. Subject to the market discount and amortizable premium rules discussed below, the holder's tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum federal rate of 20 percent. Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain at a current maximum federal rate of 38.6% in the hands of noncorporate taxpayers (under recently enacted tax legislation, the maximum federal tax rate for short-term capital gains will be reduced, over the next four years to 35%). The deductibility of capital losses is subject to limitation.

        If, upon a change of control, a U.S. Holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price with shares of our common stock, the holder would generally not recognize any gain or loss on the exchange if the notes are "securities" for U.S. federal income tax purposes. If the notes are not securities for U.S. federal income tax purposes while there is an absence of controlling authority, the exchange of the notes for shares of our common stock may be treated as a conversion of the notes with the resulting U.S. federal income tax treatment as set forth below under "Conversion of the Notes." If the holder receives cash in lieu of a fractional share of common stock, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. In addition, the value of any portion of the common stock received that is attributable to accrued interest on the notes will be taxed as ordinary income. The holder's aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid but excluding any shares attributable to accrued interest) would equal his adjusted basis in the note. The holder's holding period for the common stock so received would include the period during which he held the note. The holder's basis in any shares of common stock attributable to accrued interest would equal the fair market value of those shares when received, and the holding period of those shares would begin on the day after the holder's receipt of those shares.

Market Discount

        The resale of the notes or common stock may be affected by the impact on a purchaser of the "market discount" provisions of the Internal Revenue Code. For this purpose, the market discount on the notes generally will be equal to the amount, if any, by which the stated redemption price at maturity of the notes immediately after acquisition (other than at original issue) exceeds the holder's adjusted tax basis in the notes. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires notes at a market discount to treat as ordinary income any gain recognized on the disposition of such notes to the extent of the "accrued market discount" on such notes at the time of maturity or disposition, unless the holder elects to include accrued market discount in income over the life of the notes.

        This election to include market discount in income over the life of the notes, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the notes at the time of acquisition, or, at the election of the holder, under a constant yield method. If an election is made, it will apply only to the notes with respect to which it is made, and may not be revoked. A U.S. Holder who acquires notes at a market discount and who does not elect to include accrued market discount in income over the life of the notes may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the notes until maturity or until such notes are disposed of in a taxable transaction. If a U.S. Holder acquires notes with market discount and receives our common stock upon conversion of such notes, the amount of accrued market discount not previously included in income with respect to the converted notes through the date of conversion will be treated as ordinary income upon the disposition of the common stock.

Amortizable Premium

        A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period (with a corresponding decrease in tax basis). Amortizable premium, however, will not include any premium attributable to a note conversion feature.

        The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize a premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Deductibility of Interest

        Generally, under Section 279 of the Internal Revenue Code, an interest deduction in excess of $5 million per year is not permitted with respect to certain "corporate acquisition indebtedness." Corporate acquisition indebtedness includes any indebtedness that is:

  •
  issued to provide consideration for the direct or indirect acquisition of stock or assets of another corporation;

  •
  subordinated;

  •
  convertible directly or indirectly into the stock of the issuing corporation; and

  •
  issued by a corporation that has a debt to equity ratio that exceeds 2 to 1.

        Our ability to deduct all of the interest payable on the notes will depend on the application of the foregoing test to us. The availability of an interest deduction with respect to the notes was not a determinative consideration in our issuance of the notes pursuant to this offering.

        Under Section 163(l) of the Internal Revenue Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. Such arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the notes will be adversely affected by these rules.

Conversion of the Notes

        A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize capital gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock will equal his adjusted basis in the note. The holder's holding period for the stock will include the period during which he held the note.

Dividends

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

        The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our stockholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

Sale of Common Stock

        Except as described above under "Market Discount," a U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20%. Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain at a current maximum federal rate of 38.6% in the hands of noncorporate taxpayers (under recently enacted tax legislation, the maximum federal tax rate for short-term capital gains will be reduced, over the next four years to 35%). The deductibility of capital losses is subject to limitation.

Special Tax Rules Applicable to Non-U.S. Holders

Taxation of Interest

        Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (except where reduced or eliminated by an applicable tax treaty), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

  •
  owns, directly or indirectly, at least 10% of our voting stock;

  •
  is a "controlled foreign corporation" that is related to us; or

  •
  is a bank receiving interest described in Internal Revenue Code Section 881(c)(3)(A).

In general, a foreign corporation is a controlled foreign corporation if at least 50% of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10% of the corporation's voting stock.

        The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

        Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

  •
  the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder;

  •
  the Non-U.S. Holder was formerly a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

  •
  the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

        The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition of notes by a Non-U.S. Holder only if the holder owned, directly or indirectly, more than 5% of our common stock within five years before the holder's disposition of the notes. For this purpose, the Non-U.S. Holder would be treated as owning the stock that the holder could acquire on conversion of the holder's notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes by a Non-U.S. Holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

        A holder could also be subject to U.S. federal income tax on any "make whole" payment received upon converting a note after it has been called for provisional redemption. We may withhold tax from any such payment. If the payment were determined not to be subject to U.S. federal income tax, a Non-U.S. Holder would be entitled to a refund of the tax withheld.

Conversion of the Notes

        A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders-Sale, Exchange or Redemption of Notes," below.

Dividends

        Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders—Taxation of Interest."

Sale of Common Stock

        Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders-Sale, Exchange or Redemption of Notes."

Income or Gains Effectively Connected With a US. Trade or Business

        The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

US. Federal Estate Tax

        The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders—Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

Backup Withholding and Information Reporting

        The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules currently require the payors to withhold tax at a 30% rate (which rate will be reduced to 29% for 2004 and 2005 and 28% for 2006 and later years) from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

        The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders—Taxation of Interest."

        Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

        Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        We originally issued the notes to the initial purchasers in a private placement in February 2002. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.

        The following table sets forth certain information as of May 13, 2002 concerning the principal amount of notes beneficially owned by each selling securityholder and the number of conversion shares that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of conversion shares shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $50 per share. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Because the selling securityholders may offer all or some portion of the notes or the conversion shares, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the conversion shares offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a potion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their notes. As of May 13, 2002, we had $250,000,000 in principal amount of the notes and 33,944,429 shares of common stock outstanding.

				Common Stock Owned Upon Completion of the Offering
		Shares of Common Stock Beneficially Owned Before the Offering(1)
Name	Principal Amount of Notes Beneficially Owned and Offered		Conversion Shares Offered	Number of Shares	Percentage
Allstate Insurance Company	$650,000	13,600	13,000	13,600	*
Allstate Life Insurance Company	$350,000	—	7,000	—	—
American Samoa Government	$28,000	—	560	—	—
Georges Andraos and/or Maya Andraos	$100,000	—	2,000	—	—
Arkansas Teachers Retirement System	$3,778,000	—	75,560	—	—
Associated Electric & Gas Services Limited	$400,000	—	8,000	—	—
Bank Austria Cayman Islands, Ltd.	$1,500,000	—	30,000	—	—
Baptist Health of South Florida	$618,000	—	12,360	—	—
BGI Global Investors c/o Forest Investment Management L.L.C.	$163,000	—	3,260	—	—
BNP Paribas London Branch USD Converts	$3,000,000	—	60,000	—	—
BP Amoco PLC Master Trust	$1,017,000	—	20,340	—	—
CIBC WG International Arbitrage	$7,500,000	—	150,000	—	—
CIBC World Markets	$3,030,000	—	60,600	—	—
Clinton Multistrategy Master Fund, Ltd.	$4,750,000	—	95,000	—	—

Clinton Riverside Convertible Portfolio Limited	$4,750,000	—	95,000	—	—
Credit Suisse First Boston Corporation	$5,050,000	—	101,000	—	—
DeAm Convertible Arbitrage Fund Ltd.	$4,500,000	—	90,000	—	—
Deutche Bank Securities Inc.	$11,385,000	—	227,700	—	—
DLB High Yield Fund	$125,000	—	2,500	—	—
Dodeca Fund, L.P.	$1,000,000	—	20,000	—	—
Engineers Joint Pension Fund	$371,000	—	7,420	—	—
First Union Securities Inc.	$4,200,000	—	84,000	—	—
Forest Alternative Strategies II	$46,000	—	920	—	—
Forest Fulcrum Fund L.L.P.	$632,000	—	12,640	—	—
Forest Global Convertible Fund Series A-5	$2,522,000	—	50,440	—	—
GLG Market Neutral Fund	$17,500,000	—	350,000	—	—
Grace Brothers Ltd.	$1,000,000	—	20,000	—	—
Grace Brothers Management, LLC	$4,500,000	—	90,000	—	—
Highbridge International LLC	$20,000,000	—	400,000	—	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	$306,000	—	6,120	—	—
HSBC Trustee Zola Managed Trust	$1,100,000	—	22,000	—	—
Jefferies and Company, Inc.	$7,000	—	140	—	—
Jersey (IMA) Ltd.	$3,250,000	—	65,000	—	—
JP Morgan Securities Inc.	$3,000,000	1,000	60,000	1,000	*
KBC Financial Products USA Inc.	$3,050,000	—	61,000	—	—
Lancer Securities Cayman Ltd.	$500,000	—	10,000	—	—
Libertyview Fund LLC	$1,250,000	—	25,000	—	—
Libertyview Funds L.P.	$10,500,000	—	210,000	—	—
Lloyds TSB International Portfolio Sicav	$300,000	—	6,000	—	—
LLT Limited	$168,000	—	3,360	—	—
Lumberman's Mutual Casualty	$541,000	—	10,820	—	—
Lyxor Master Fund	$1,900,000	—	38,000	—	—
Lyxor Master Fund c/o Forest Investment Management L.L.C.	$714,000	—	14,280	—	—
Man Convertible Bond Masterfund	$8,060,000	—	161,200	—	—
Marathon Global Convertible Master Fund	$7,000,000	—	140,000	—	—

Massachusetts Mutual Life Insurance Company	$3,000,000	—	60,000	—	—
Mass Mutual Asia Limited	$50,000	—	1,000	—	—
MassMutual Corporate Investors	$850,000	—	17,000	—	—
MassMutual High Yield Partners II LLC	$1,525,000	—	30,500	—	—
MassMutual Participation Investors	$450,000	—	9,000	—	—
McMahan Securities Co. L.P.	$70,000	—	1,400	—	—
MLQA Convertible Securities Arbitrage Ltd.	$12,500,000	—	250,000	—	—
Morgan Stanley Dean Witter Convertible Securities Trust	$2,000,000	—	40,000	—	—
Motion Pictures Industry	$598,000	—	11,960	—	—
Nicholas Applegate Convertible Fund	$1,717,000	—	34,340	—	—
Onex Industrial Partners Limited	$2,805,000	—	56,100	—	—
Palladin Securities LLC	$1,000,000	—	20,000	—	—
Pebble Capital Inc.	$990,000	—	19,800	—	—
Physicians Life	$199,000	—	3,980	—	—
Ramius LP	$100,000	—	2,000	—	—
RCG Baldwin, LP	$200,000	—	4,000	—	—
RCG Halifax Master Fund, Ltd.	$900,000	—	18,000	—	—
RCG Latitude Master Fund, Ltd.	$1,800,000	—	36,000	—	—
RCG Multi Strategy, LP	$1,800,000	—	36,000	—	—
Relay 11 Holdings c/o Forest Investment Management L.L.C.	$82,000	—	1,640	—	—
Salomon Brothers Asset Management, Inc.(2)	$20,000,000	—	400,000	—	—
San Diego City Retirement	$1,194,000	—	23,880	—	—
San Diego County Convertible	$1,804,000	—	36,080	—	—
Screen Actors Guild Pension Convertible	$548,000	—	10,960	—	—
Silvercreek Limited Partnership	$1,575,000	—	31,500	—	—
Silvercreek II Limited	$630,000	—	12,600	—	—
Spear, Leeds & Kellogg, L.P.	$1,000,000	—	20,000	—	—
St. Thomas Trading, Ltd.	$16,307,000	—	326,140	—	—
Sylvan (IMA) Ltd. c/o Forest Investment Management L.L.C.	$377,000	—	7,540	—	—
The Estate of James Campbell	$181,000	—	3,620	—	—

UBS Warburg LLC	$430,000	—	8,600	—	—
Van Kampen Harbor Fund	$2,000,000	—	40,000	—	—
Viacom Inc. Pension Plan Master Trust	$31,000	—	620	—	—
Victory Capital Management as Investment Advisor for the Victory Convertible Fund	$750,000	—	15,000	—	—
Wachovia Bank National Association	$5,965,000	—	119,300	—	—
Wachovia Securities International Limited	$9,000,000	—	180,000	—	—
Wake Forest University	$745,000	—	14,900	—	—
Writers Guild—Industry Health Fund	$323,000	—	6,460	—	—
Wyoming State Treasurer	$1,061,000	—	21,220	—	—
Zurich Institutional Benchmarks Master Fund Ltd.	$1,430,000	—	28,600	—	—
Zurich Master Hedge Fund c/o Forest Investment Management LLC	$296,000	—	5,920	—	—
Any other holders of notes or future transferee from such holder(3)(4)	$5,606,000	—	112,120	—	—

*
Less than 1%.

(1)
Figures in this column do not include the shares of common stock issuable upon conversion of the notes and listed in the column to the right.

(2)
Salomon Brothers Asset Management Inc. ("SBAM") acts as discretionary investment adviser with respect to the following accounts that hold the notes: Citi Cap Arb Fund ($667,000), Diversified Arb Fund ($3,133,000), Enhanced Arb Fund ($800,000), Market Neutral Arb Fund ($1,133,000), Multi Strat Arb Fund ($12,800,000), General Motors—Pension ($400,000), and General Motors—Veba ($1,067,000). Accordingly SBAM may be deemed to be the beneficial owner of such notes.

(3)
Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(4)
Assumes that any other holders of notes, or any future transferees, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments. Other than arrangements and understandings with the initial purchasers for the purchase of the notes and the resale of the notes by them under Rule 144A under the Securities Act, we have no arrangements or understandings with any of the selling securityholders to distribute the securities. Credit Suisse First Boston Corporation was one of the initial purchasers in connection with the offer and sale of the notes in February 2002 and has, along with certain of its affiliates, performed in the last three years and may in the future perform financial advisory and investment banking services for us and our affiliates. None of the other named selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

LEGAL MATTERS

        Cooley Godward LLP, San Diego, California will pass upon the validity of the notes being offered by this prospectus. Schreck Brignone Godfrey, Las Vegas, Nevada, will pass upon the validity of the shares of conversion stock being offered by this prospectus.

EXPERTS

        The consolidated financial statements of Cymer, Inc., as of December 31, 2000 and 2001, and for each of the years in the two-year period ended December 31, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1999 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses payable by the registrant in connection with the resale of the securities being registered. All amounts are estimated except the SEC Registration Fee.

SEC Registration Fee	$23,000
Printing Expenses	39,000
Accounting Fees and Expenses	72,000
Legal Fees and Expenses	270,000
Miscellaneous	6,000

TOTAL	$410,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The registrant's Articles of Incorporation limit, to the maximum extent permitted by the Nevada Revised Statutes, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the Nevada Revised Statutes). The Nevada Revised Statutes, however, provide that a director or officer will not be personally liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. The provisions of the Nevada Revised Statutes with respect to limiting personal liability for directors and officers are self-executing and, to the extent the Articles of Incorporation would be deemed to be inconsistent therewith, the provisions of the Nevada Revised Statutes will control. The Articles of Incorporation provide further that the registrant shall indemnify to the fullest extent permitted by the Nevada Revised Statutes any person made a party to an action or proceeding by reason of the fact such person was a director, officer, employee or agent or the registrant. Subject to the registrant's Articles of Incorporation, the Bylaws provide that the registrant shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the registrant. However, the Nevada Revised Statutes provide that indemnification is only appropriate if (i) the director or officer is not found to have breached his or her fiduciary duties involving intentional misconduct, fraud or a knowing violation of the law, or (ii) the director or officer acted in good faith and in a manner he or she reasonably believed was in the best interests of the corporation and with respect to any criminal actions, had no reasonable cause to believe that his or her conduct was unlawful. The registrant has entered into indemnification agreements with its officers and directors containing provisions which may require the registrant, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        The registrant, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated entered into a registration rights agreement for the benefit of the holders of notes to register under the federal securities laws the notes and common stock into which the notes are convertible. This registration rights agreement contains provisions for cross-indemnification of the selling security holders and the registrant and their and its respective directors, officers and controlling persons against certain liabilities under the Securities Act.

ITEM 16. EXHIBITS

Exhibit Number	Description
4.1	Indenture, dated as of February 15, 2002, between the Registrant and State Street Bank and Trust Company of California, N.A. (as Trustee) (incorporated herein by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
4.2	Form Note (Included as Exhibit A to Exhibit 4.1).
5.1	Opinion of Cooley Godward LLP.
5.2	Opinion of Schreck Brignone Godfrey.
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP, Independent Accountants.
23.2	Consent of Deloitte & Touche LLP, Independent Accountants.
23.3	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
23.4	Consent of Schreck Brignone Godfrey. Reference is made to Exhibit 5.2.
24.1	Power of Attorney (Reference is made to the signature page of this Registration Statement).
25.1	Form T-1 Statement of Eligibility of Trustee.

ITEM 17. UNDERTAKINGS

        A.    The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        D.    The undersigned registrant hereby undertakes to file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations presented by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 16th day of May, 2002.

CYMER, INC.

By:	/s/ NANCY J. BAKER Nancy J. Baker Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. Akins and Nancy J. Baker, and each of them, with the power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT P. AKINS Robert P. Akins	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 16, 2002
/s/ NANCY J. BAKER Nancy J. Baker	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2002
/s/ RICHARD P. ABRAHAM Richard P. Abraham	Director	May 16, 2002

/s/ KENNETH M. DEEMER Kenneth M. Deemer	Director	May 16, 2002
/s/ MICHAEL R. GAULKE Michael R. Gaulke	Director	May 16, 2002
/s/ WILLIAM G. OLDHAM William G. Oldham	Director	May 16, 2002
/s/ PETER J. SIMONE Peter J. Simone	Director	May 16, 2002
/s/ JON TOMPKINS Jon Tompkins	Director	May 16, 2002

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated as of February 15, 2002, between the Registrant and State Street Bank and Trust Company of California, N.A. (as Trustee) (incorporated herein by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
4.2	Form of 3 1/2% Convertible Subordinated Note of the Registrant (Included as Exhibit A in Exhibit 4.1).
5.1	Opinion of Cooley Godward LLP.
5.2	Opinion of Schreck Brignone Godfrey.
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP, Independent Accountants.
23.2	Consent of Deloitte & Touche LLP, Independent Accountant.
23.3	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
23.4	Consent of Schreck Brignone Godfrey. Reference is made to Exhibit 5.2.
24.1	Power of Attorney (Included signature page of the Registration Statement).
25.1	Form T-1 Statement of Eligibility of Trustee.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Cymer, Inc.
The Offering
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
PLAN OF DISTRIBUTION
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX